Exhibit 2.1
STOCK EXCHANGE AGREEMENT
BY AND AMONG INTEGRATED TECHNOLOGY GROUP, A NEVADA
CORPORATION, AND KNIGHT ENERGY CORPORATION,
A DELAWARE CORPORATION

i

Page
11.8. Entire Agreement	31
11.9. No Third-Party Rights	31
11.10. Titles and Headings	31
11.11. Assignment	31
11.12. Successors and Assigns	31
11.13. Severability	31
11.14. Specific Performance	31
11.15. Certain Interpretive Matters and Definition	31

STOCK EXCHANGE AGREEMENT
     THIS STOCK EXCHANGE AGREEMENT (the “Agreement”) is dated as of June ___, 2006, by and among Integrated Technology Group, a Nevada corporation (“ITG”), Knight Energy Corporation, a Delaware corporation (“Knight”), and each of the stockholders of Knight who have executed this Agreement (the “Knight Shareholders”). ITG and Knight are referred to collectively herein as the “Parties.”
RECITALS
     A. The respective Boards of Directors of each of ITG and Knight and the Knight Stockholders believe it is in the best interests of ITG and Knight and their respective stockholders that the Knight Stockholders acquire at least eighty percent of the issued and outstanding voting securities of ITG (the “Exchange”).
     B. Pursuant to the Exchange, and subject to the terms and conditions of this Agreement, the Knight common stock (“Knight Common Stock”) held by the Knight Stockholders (collectively, “Acquired Shares”) shall be exchanged for shares of common stock of ITG, with a par value of $0.001 per share (“ITG Common Stock”), as specified herein.
     C. It is the intention of the Parties that the Exchange be treated as a tax-free transaction under Section 351 of the Code.
     D. The Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Exchange.
     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the Parties agree as follows:
ARTICLE I
DEFINITIONS
“Acquired Shares” shall have the meaning set forth in the Recitals.
“Acquisition Proposal” shall mean (i) any proposal for a merger or other business combination involving ITG or any future subsidiary of ITG; (ii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, ITG; or (iii) any proposal to acquire any interest in ITG.
“Balance Sheet Date” shall have the meaning set forth in Section 3.11.
“Business Day” shall mean any day when the Federal Reserve Bank of New York is open for business.
“Claims” shall mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by Government Authority,

legal proceedings, orders, notices of potential responsibility, losses, all damages of whatever nature (including, without limitation, diminution in value and lost profits), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contracts” shall have the meaning set forth in Section 3.18(a).
“ITG” shall have the meaning set forth in the preamble above.
“ITG Common Stock” shall have the meaning set forth in the Recitals.
“ITG Financial Statements” shall have the meaning set forth in Section 3.9.
“ITG SEC Documents” shall have the meaning set forth in Section 3.13.
“Encumbrance” shall mean any covenants, conditions, liens, encumbrances, equities, security interests, restrictions, claims, charges and other claims or rights of third parties of whatever kind and nature.
“Environmental Claims” shall mean all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any real property or any real properties formerly owned, leased or operated by ITG or any of ITG’s predecessors or affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from ITG’s assets or business; or (iii) any violations of Environmental Laws by ITG prior to the Closing Date, including reasonable expenditures necessary to cause ITG to be in compliance with or resolve violations of Environmental Laws.
“Environmental Laws” shall mean any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Mine Safety and Health Act, counterpart laws adopted by any State or local government, and any amendments thereto), including any regulations, plans, other criteria, or guidelines promulgated pursuant to such Laws, or administrative or judicial orders issued pursuant to such Laws, now or hereafter in effect relating to the Remediation, generation, production, installation, use, storage, management, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.
“Exchange” shall have the meaning set forth in the Recitals.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Consideration” shall have the meaning set forth in Section 2.1.
“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Governmental Authority” shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.
“Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on real property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon real property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.
“Knight” shall have the meaning set forth in the preamble above.
“Knight Capital Stock” shall mean the Knight Common Stock and Knight Preferred Stock.
“Knight Common Stock” shall mean Knight’s common stock, par value $0.001 per share.
“Knight Financial Statements” shall have the meaning set forth in Section 4.15.
“Knight Preferred Stock” shall mean Knight’s preferred stock, par value $0.001 per share.
“Knight Stockholder Representative” shall have the meaning set forth in Section 2.8.
“Knight Stockholders” shall have the meaning set forth in the preamble above.
“Knight Stock Option Plan” shall mean the Knight 2006 Incentive Stock Option Plan.

“Laws” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.
“Liability” and “Liabilities” shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured, or of any other nature.
“Litigation” shall mean any litigation, legal action, arbitration, proceeding, demand, claim or investigation against, affecting or brought by or against an entity or any present or former employees of such entity relating to the business, operations, assets or liabilities of such entity.
“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, abandonment or release of Hazardous Materials from any source over, into, under or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, risk assessment, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual presence or Release of Hazardous Materials.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Tax Return” shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any schedule, attachment and related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes, and including any amendments thereof.
“Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, profits, value added, real and personal property, sales, use, transfer, severance, stamp, occupation, disability, license, payroll, withholding, social security, franchise, gains, built in gains, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Authority from time to time and shall include any interest, penalties or additions to tax attributable to any of the foregoing, whether disputed or not, including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

ARTICLE II
EXCHANGE
     2.1. The Exchange. Subject to the terms and conditions hereof, at the Closing, ITG shall deliver to each Knight Stockholder that is a party to this Agreement one share of ITG Common Stock (the “Exchange Consideration”) in exchange for each share of issued and outstanding Knight Common Stock then held by each Knight Stockholder, with the result that the Knight Stockholders will own at least eighty percent of the issued and outstanding ITG Common Stock immediately after the Closing. The ITG Common Stock is the only voting stock and the only outstanding stock of ITG.
     2.2. The Closing. Unless this Agreement is earlier terminated pursuant to Article X, the closing of the Exchange (the “Closing”) will take place as promptly as practicable, but no later than the fifth Business Day following satisfaction or waiver of the conditions set forth in Article VII at the offices of Patton Boggs LLP, 1660 Lincoln Street, Suite 1900, Denver, Colorado, 80264, unless another place or time is agreed to by ITG and Knight. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”
     2.3. Fractional Shares. No fractional shares of ITG Common Stock shall be issued pursuant to the Exchange, but in lieu thereof, if a fractional share of ITG Common Stock would otherwise be issued to any Knight Stockholder, the number shares of ITG Common Stock to be received by such Knight Stockholder who would otherwise be entitled to a fraction of a share of ITG Common Stock (after aggregating all fractional shares of ITG Common Stock to be received by such holder) shall be rounded up or down to the nearest whole share.
     2.4. Knight Stock Options. At or before the Closing, Knight shall confirm that no options have been granted from the Knight Stock Option Plan.
     2.5. Adjustments. The Exchange Consideration shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into ITG Common Stock or Knight Common Stock), reorganization, reclassification, recapitalization or other like change with respect to ITG Common Stock or Knight Common Stock occurring after the date hereof and prior to the Effective Time.
     2.6. No Further Ownership Rights in Knight Common Stock. All shares of ITG Common Stock issued upon the surrender for exchange of the Acquired Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Acquired Shares, and there shall be no further registration of transfers on the records of Knight of any Acquired Shares.
     2.7. Exemption from Registration. The shares of ITG Common Stock to be issued in connection with the Exchange will be issued in a transaction exempt from registration under the Securities Act and applicable state Laws pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, and as such will constitute “restricted securities” within the meaning of the Securities Act.
     2.8. Knight Stockholder Representative.
     (a) In order to administer efficiently the transactions contemplated hereby, including (i) the waiver of any breach or default hereunder or of any condition to the obligations of the Knight Stockholders to consummate the transactions contemplated hereby and (ii) the defense and/or settlement of any claims that may be made by the Knight Stockholders following the Closing against the Indemnifying Party, the Knight Stockholders hereby designate William J. Bosso as their representative (the “Knight Stockholder Representative”).
     (b) Each Knight Stockholder hereby irrevocably grants the Knight Stockholder Representative full power and authority to act as agent and attorney-in-fact for such Knight Stockholder, (i) to take all action necessary in connection with the waiver of any breach or default hereunder, the waiver of any condition to the obligations of the Knight Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims that may be made by the Knight Stockholders following Closing; (ii) to give and receive all notices required to be given or received by the Knight Stockholders under this Agreement; (iii) to collect from each of the Knight Stockholders all stock certificates of Knight Common Stock, to collect from ITG the Exchange Consideration, and to distribute to each Knight Stockholder the portion of the Exchange Consideration to which they are entitled pursuant to Section 2.1 of this Agreement; and (iv) to take any and all additional action necessary or appropriate in the judgment of the Knight Stockholder Representative for the accomplishment of the foregoing or as is contemplated to be taken by or on behalf of the Knight Stockholders by the terms of this Agreement.
     (c) The agency of the Knight Stockholder Representative may be changed by the Knight Stockholders from time to time upon not less than 15 days’ prior written notice to ITG; provided, that the Knight Stockholder Representative may not be removed unless the original holders of at least two-thirds in interest of the Acquired Shares agree to such removal and to the identity of the substituted agent. In the event that the Knight Stockholder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, then, to the extent available and willing, Harrysen Mittler, shall become the Knight Stockholder Representative, with Matthew Henninger, and Bruce A. Hall, in that order to become the Knight Stockholder Representative if there is not a Knight Stockholder Representative at that time. No bond shall be required of the Knight Stockholder Representative, and the Knight Stockholder Representative shall not receive compensation for his or her services. No provision of this Agreement shall restrict in any way the ability or right of the Knight Stockholder Representative to voluntarily resign from such position at any time, and any such resignation shall be done without any liability to the Knight Stockholder Representative.
     (d) All decisions and actions by the Knight Stockholder Representative, including without limitation any agreement between the Knight Stockholder

Representative and ITG or Knight relating to the defense and/or settlement of any claims that may be made by the Knight Stockholders following the Closing shall be binding upon all of the Knight Stockholders and no Knight Stockholders shall have the right to object, dissent, protest or otherwise contest the same.
     (e) By each Knight Stockholder’s execution of this Agreement, such Knight Stockholder agrees that:
     (i) all actions, decisions and instructions of the Knight Stockholder Representative shall be conclusive and binding upon all of the Knight Stockholders and no Knight Stockholder shall have any cause of action against the Knight Stockholder Representative for any action taken, decision made or instruction given by the Knight Stockholder Representative under this Agreement, except for fraud or willful breach of this Agreement by the Knight Stockholder Representative;
     (ii) notices or communications to or from the Knight Stockholder Representative shall constitute notice to or from each of the Knight Stockholders for purposes of this Agreement;
     (iii) the provisions of this Section 2.8 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Knight Stockholder may have in connection with the transactions contemplated by this Agreement;
     (iv) as between such Knight Stockholder and the other Knight Stockholders, the Knight Stockholder Representative shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Agreement and every such determination made in good faith shall be conclusive and binding on the Knight Stockholders, and the Knight Stockholder Representative may act on the opinion or advice of, or information obtained from, any attorney, banker, broker, accountant or other expert and shall not be responsible for any loss occasioned by so acting;
     (v) such Knight Stockholder shall, together with all of the other Knight Stockholders, jointly and severally indemnify the Knight Stockholder Representative from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Knight Stockholder Representative by ITG, other Knight Stockholders, or any other person in connection with this Agreement and in suing for and recovering any sum due to the Knight Stockholders or any of them under this Agreement (the foregoing shall not eliminate or otherwise prohibit any amount that the Knight Stockholder Representative would pay or be required to pay in his capacity as a stockholder of Knight or as a recipient of Acquired Shares if he were not the Knight Stockholder Representative);

     (vi) in performing the functions specified in this Agreement, the Knight Stockholder Representative shall not be liable to any Knight Stockholder in the absence of willful misconduct on the part of the Knight Stockholder Representative; and
     (vii) the provisions of this Section 2.8 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Knight Stockholder, and any references in this Agreement to a Knight Stockholder or the Knight Stockholders shall mean and include the successors to the Knight Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ITG
     ITG represents and warrants to Knight and each Knight Stockholder, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article III in the Schedules hereto, delivered herewith and dated as of the date hereof, as follows:
     3.1. Organization and Qualification.
     (a) ITG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now being conducted. ITG is qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification, licensing or admission necessary, except for such failure to be so duly qualified, licensed and in good standing that would not reasonably be expected to have a material adverse effect on ITG. As of the date of this Agreement, Nevada is the only jurisdiction where ITG is qualified or licensed to do business.
     (b) ITG has delivered to Knight complete and correct copies of its (i) articles of incorporation and bylaws, which articles of incorporation and bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way; (ii) minutes of all directors’ and stockholders’ meetings, all of which are complete and accurate as of the date hereof; (iii) stock certificate books and all other records of such entity, which collectively correctly set forth the record ownership of all outstanding             shares of capital stock; and (iv) form of stock certificates. ITG is not in violation, and has not taken any action in violation, of any provisions of its articles of incorporation or bylaws.
     3.2. Authority; Enforceability. ITG has all requisite power and authority to execute and deliver this Agreement, to perform each of its obligations hereunder, and to consummate the transactions contemplated hereby. All actions required on the part of ITG for such execution, delivery and performance of this Agreement have been duly and validly taken. Assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of ITG enforceable against ITG in accordance with its respective terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.
     3.3. No Conflicts. The execution and delivery by ITG of this Agreement, and the performance and consummation by ITG of the transactions contemplated hereby will not (i) conflict with such entity’s articles of incorporation or bylaws; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, lease, license, agreement or other instrument or obligation to which such entity is a party or by which such entity’s assets or properties are bound; (iii) result in the creation of any Encumbrance on any of the assets or properties of such entity; or (iv) violate any law, rule, regulation or order applicable to such entity or any of such entity’s assets or properties.
     3.4. No Defaults. ITG is not (i) in violation of any provision of its articles of incorporation or bylaws or (ii) in default or violation of any term condition or provision of (A) any judicial or governmental decree or order applicable to ITG or (B) any agreement, note, contract, lease or instrument, permit or license to which ITG is a party.
     3.5. Consents and Approvals. No approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other third party is required to by made, obtained, or given by ITG: (a) for or in connection with the valid execution and delivery by ITG of this Agreement or the consummation by such party of the transactions contemplated hereby; or (b) as a condition to the legality, validity or enforceability as against ITG of this Agreement.
     3.6. Capitalization; Subsidiaries.
     (a) The authorized ITG capital stock consists of 100,000,000 shares of ITG Common Stock, par value $0.001 per share, and 20,000,000 shares of ITG Series A preferred stock. Pursuant to the two-for-one reverse stock split executed by ITG in connection with this Agreement, as of June 19, 2006, there are 3,012,500 issued and outstanding shares of ITG common stock. All of the issued and outstanding shares of ITG capital stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of Encumbrances, are not subject to preemptive rights or rights of first refusal (other than rights in favor of ITG) created by statute, the articles of incorporation of ITG or any agreement to which ITG is a party or is bound, and have been offered, issued and sold by ITG in compliance with all applicable securities laws. There are no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire from ITG any shares of ITG capital stock. Further, ITG has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of ITG capital stock any evidence of indebtedness or assets of ITG, and ITG has no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of ITG capital stock or any interest therein or to pay any dividend or any distribution in respect thereof.
     (b) At or prior to the Closing, ITG will not have any (i) subsidiaries; (ii) ownership in any equity, membership, partnership, joint venture or other ownership interest in any entity; or (iii) operating businesses.
     3.7. Litigation. There is no Litigation of any nature pending or threatened against or involving ITG or the transactions contemplated by this Agreement or any transactions contemplated hereby. ITG does not have any reasonable basis to believe that there is any basis for any such Litigation.
     3.8. Intellectual Property. ITG does not own any right, title, or interest in or to any patents, trademarks, trade names, service marks, copyrights, or any applications therefore.
     3.9. Financial Statements. ITG has engaged independent auditors (i) to audit its financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the fiscal years ended December 31, 2004 and December 31, 2005 and (ii) to review its financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the quarter ended March 31, 2006 (collectively, the “ITG Financial Statements”). The ITG Financial Statements comply as to form in all material respects with applicable accounting requirements as of their respective dates, and are prepared in accordance with GAAP on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The ITG Financial Statements fairly present in all material respects the consolidated financial condition and operating results of ITG and its subsidiary as of the dates, and for the periods indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. ITG maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. ITG will deliver the ITG Financial Statements to Knight immediately after the independent auditors have completed their work.
     3.10. Books and Records. The minute books and stock record books and other similar records of ITG have been provided or made available to Knight or its counsel prior to the execution of this Agreement. Such minute books contain an accurate record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of ITG from inception through the date hereof.
     3.11. Absence of Changes. Since March 31, 2006 (the “Balance Sheet Date”), there has not been any occurrence or event which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on ITG. Since the Balance Sheet Date, ITG has operated its business in the ordinary course of business consistent with past practice. In addition, without limiting the generality of the foregoing, since the Balance Sheet Date:

     (a) ITG has not entered into any Contract in connection with any transaction involving an Acquisition Proposal;
     (b) ITG has not entered into any strategic alliance, joint development, or joint marketing Contract;
     (c) There has not been any material amendment or other modification (or agreement to do so), or violation of the terms of, any of the Contracts to which ITG is a party;
     (d) ITG has not entered into any financial transaction with any officer, director, stockholder, affiliate or associate of ITG;
     (e) No Litigation has been commenced or, to the knowledge of ITG, threatened by or against ITG;
     (f) Except for a two-for-one reverse stock split executed in connection with this Agreement, ITG has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any ITG Common Stock; or effected or approved any split, combination or reclassification of any ITG Common Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of ITG Common Stock.
     (g) There has not been any amendment to ITG’s articles of incorporation or bylaws except (i) the resolution executed by the ITG Board of Directors on May 8, 2006 in connection with this Agreement, changing the name of ITG to Knight Energy Corp., effective May 9, 2006; and (ii) the increase of the authorized share capital to 100,000,000 common shares, par value $0.001, and the issuance of 20,000,000 series A preferred shares, par value $0.001.
     (h) ITG has not made or agreed to make payment, discharge, satisfaction, in an amount in excess of $5,000, in any one case, or $10,000 in the aggregate, of any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment discharge or satisfaction of any outstanding liabilities in the ordinary course of business;
     (i) ITG has not incurred any indebtedness or guaranteed any indebtedness, issued or sold any debt securities of ITG, or guaranteed any debt securities of others;
     (j) ITG has not granted any bonus, severance or termination pay to any director, officer, employee or consultant;
     (k) ITG has not paid or approved the payment of any consideration to any current or former officer, director, stockholder, employee, independent contractor or consultant of ITG;
     (l) ITG has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority or otherwise;
     (m) ITG has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in, or cause or having the effect of any of the foregoing; and
     (n) There have been no deviations from the ITG Financial Statements delivered to Knight which would have a material adverse effect on ITG or any of its operations.
     3.12. No Undisclosed Liabilities. At or prior to the Closing Date, ITG will have paid all of its Liabilities (whether absolute, accrued or contingent, known or unknown, fixed or otherwise) of, relating to or affecting ITG or ITG’s assets.
     3.13. Filings with the SEC. ITG has made available to Knight each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by ITG since inception and, prior to the Closing, ITG will have furnished or made available to Knight true and complete copies of any additional documents filed with the SEC by ITG after the date hereof and prior to the Closing (collectively, the “ITG SEC Documents”). As of their respective filing dates, the ITG SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. All documents required to be filed as exhibits to the ITG SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither ITG nor any of its subsidiaries is in material default thereof. None of the ITG SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. On August 5, 2003, ITG filed with the SEC (i) a Form RW (Registration Withdrawal Request) and a Form 15-15D (Suspension of duty to report) in file no. 333-63063 (the “Suspension Filings”). Since these Suspension Filings, ITG has filed no annual, quarterly, current or other reports under § 13 or § 15(d) of the Exchange Act (collectively, “Periodic Reports”). ITG has filed all of its Periodic Reports due to the SEC, including Periodic Reports which were due before the Suspension Filings were filed. There are currently no Periodic Reports which are due to the SEC from any time period which have not been filed. ITG has not received any comment letter(s) from the SEC regarding any Periodic Report to which it has not responded to the satisfaction of the SEC. At or prior to the Closing, ITG will have delivered to the Knight Shareholder Representative any correspondence it has received from the SEC at any time regarding its Periodic Reports.

3.14. Taxes
     (a) All Tax Returns required to have been filed by or with respect to ITG on or before the Closing Date have been duly and timely filed (including any extensions). All such Tax Returns are true, complete and accurate in all material respects. All Taxes that are due and payable by ITG for periods (or portions of periods) ending on or before the Closing Date have been paid or accrued on the balance sheets included in the ITG Financial Statements. ITG has made available to Knight true and correct copies of the Tax Returns filed by ITG for each of the three most recent fiscal years for which such returns have been filed.
     (b) ITG is not a party to any agreement extending the time within which to file any Tax Return.
     (c) ITG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.
     (d) ITG does not have knowledge of any actions by any Governmental Authority in connection with the assessment of any additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax Liability of ITG either (i) pending, or to ITG’s knowledge, threatened by any Governmental Authority or (ii) of which the ITG is otherwise aware. There are no liens for Taxes upon the assets or properties of ITG other than liens for Taxes not yet due. No audit or other proceedings by any Governmental Authority is pending or, to ITG’s knowledge, threatened with respect to any Taxes due from or with respect to ITG. ITG has delivered to Knight all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, ITG since ITG’s inception.
     (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, ITG or with respect to any Tax assessment or deficiency affecting ITG.
     (f) ITG has no liability for the Taxes of any person or entity other than the ITG (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law); (ii) as a transferee or successor; or (iii) by Contract or otherwise.
     (g) ITG has neither agreed to make nor is required to make any adjustment under Section 481 of the Code.
     (h) ITG is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.
     (i) ITG was not included and is not includable in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations.

     (j) ITG is not a party to any contract, agreement or arrangement covering any current or former employee or consultant of ITG that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 162(m) or Section 280G of the Code or the Treasury Regulations thereunder.
     (k) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of ITG under (i) Section 382 of the Code; (ii) Section 383 of the Code; (iii) Section 384 of the Code; and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.
     (l) ITG is not required to make any disclosure to any taxing authority with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.
     (m) ITG has no reason to believe that any conditions exist that might prevent or impede the Exchange from qualifying as reorganization within the meaning of Section 368(a) of the Code.
     (n) The Parties intend that the Exchange pursuant to this Agreement be treated as a tax free transfer of the ITG Common Stock to the Knight Shareholders, and no gain or loss will be recognized by the Knight Shareholders in connection with this Exchange. The Parties agree to engage in reasonably necessary and appropriate efforts to cause the Exchange to be treated as a tax free transfer for the Knight Shareholders.
     3.15. Benefit Plans. ITG does not maintain (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements; (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements.
     3.16. Assets. ITG does not own or lease any real or personal property, leasehold improvements or assets other than cash.
     3.17. Environmental Laws. ITG has complied and is in compliance with all Environmental Laws regarding all real property and leasehold improvements which ITG has owned or leased at anytime. ITG has no liability, known or unknown, contingent or absolute, under any Environmental Law, and ITG is not responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or threatened Environmental Claims, and neither ITG nor any officer, director or stockholder of ITG has directly or indirectly received any notice of any Environmental Claim from any Governmental Authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such Environmental Claim.

     3.18. Contracts. ITG is not a party to or subject to any contract, arrangement, agreement, license, lease, commitment, instrument of any nature, written or oral (collectively, the “Contracts”).
     3.19. Personnel. John Lund is the only director, officer and employee of ITG, and there are no other directors, officers, employees, independent contractors or consultants of ITG. Mr. Lund’s employment is “at will,” and Mr. Lund currently does not receive a salary. ITG has no obligation (i) to provide any particular form or period of notice prior to Mr. Lund’s termination, or (ii) to pay Mr. Lund any severance benefits in connection with the termination of his employment or service. In addition, no severance pay will become due to Mr. Lund under any agreement, plan or program as a result of the transactions set forth in this Agreement.
     3.20. Compliance with Laws; Permits.
     (a) ITG has complied with each law, rule, regulation, judgment order and decree of any Governmental Authority to which ITG, or ITG’s business, operations or assets is subject and is not currently in violation of any of the foregoing.
     (b) ITG owns, holds, possesses or lawfully uses in the operation of ITG’s business all permits which are in any manner necessary for ITG’s conduct of its business as now or previously conducted. ITG is not in default, nor has ITG received any notice of any claim of default, with respect to any such permits.
     3.21. Brokers or Finders; Professional Fees. ITG has no commitment to, and is not aware of any commitment to, any agent, broker, investment banker or other firm or person for any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
     3.22. Insurance. ITG has in full force and effect as of the Closing Date such insurance policies as are customary in its industry (including policies providing property, casualty, employment practices, liability and workers’ compensation coverage and bond and surety arrangements) including coverage, deductibles and ceilings that are reasonable and customary in the industry. Upon request from Knight, ITG shall provide Knight the following information with respect to each insurance policy (including policies providing property, casualty, errors and omissions, employment practices, liability and workers’ compensation coverage and bond and surety arrangements) to which ITG is a party, a named insured or otherwise the beneficiary of coverage:
     (a) the name of the insurer, the name of the policyholder and the name of each covered insured;
     (b) the policy number and the period of coverage;
     (c) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

     (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy, (i) the policy is legal, valid, binding, enforceable and in full force and effect and shall remain in effect through Closing, and (ii) ITG is not, and to ITG’s knowledge no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy.
     3.23. Representations Complete. None of the representations or warranties made by ITG herein or in any certificate or other instrument furnished by ITG pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain as of the Closing any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KNIGHT
     Knight represents and warrants to ITG, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article IV in the Schedules hereto, delivered herewith and dated as of the date hereof, as follows:
     4.1. Organization and Qualification.
     (a) Knight is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Knight is qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failure to be so duly qualified, licensed and in good standing that would not reasonably be expected to have a material adverse effect on Knight.
     (b) Knight has delivered to ITG complete and correct copies of its (i) articles of incorporation and bylaws, which articles of incorporation and bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way; (ii) minutes of all directors’ and stockholders’ meetings, all of which are complete and accurate as of the date hereof; (iii) stock certificate books and all other records of Knight, which collectively correctly set forth the record ownership of all outstanding shares of capital stock, all outstanding shares of preferred stock and all options to purchase capital stock of Knight; and (iv) form of stock certificates and option plans to purchase shares of capital stock of Knight. Knight is not in violation, and has not taken any action in violation, of any provisions of its articles of incorporation or bylaws.
     4.2. Authority; Enforceability. Knight has all requisite power and authority to execute and deliver this Agreement, to perform each of its obligations hereunder, and to consummate the transactions contemplated hereby. All actions required on the part of Knight for the execution, delivery and performance of this Agreement have been duly and validly taken. Assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Knight enforceable against Knight in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.
     4.3. No Conflicts. The execution and delivery by Knight of this Agreement does not, and the performance and consummation by Knight of the transactions contemplated hereby will not (i) conflict with Knight’s articles of incorporation or bylaws; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, lease, license, agreement or other instrument or obligation to which Knight is a party or by which Knight’s assets or properties are bound; (iii) result in the creation of any Encumbrance on any of the assets or properties of Knight; or (iv) violate any law, rule, regulation or order applicable to Knight or any of Knight’s assets or properties.
     4.4. No Defaults. Knight is not (i) in violation of any provision of its articles of incorporation or bylaws or (ii) in default or violation of any term condition or provision of (A) any judicial or governmental decree or order applicable to Knight or (B) any agreement, note, contract, lease or instrument, permit or license to which Knight is a party.
     4.5. Consents and Approvals. No approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other third party is required to by made, obtained, or given by Knight: (i) for or in connection with the valid execution and delivery by Knight of this Agreement or the consummation by such party of the transactions contemplated hereby; or (ii) as a condition to the legality, validity or enforceability as against Knight of this Agreement.
     4.6. Capitalization; Subsidiaries.
     (a) As of the date of this Agreement, the authorized Knight Capital Stock consists of (i) 100,000,000 shares of Knight Common Stock, par value $0.001 per share, of which a minimum of 16,762,500 shares will be issued and outstanding after the Closing Date; and (ii) 20,000,000 shares of Knight Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Knight Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of Encumbrances, are not subject to preemptive rights or rights of first refusal (other than rights in favor of Knight) created by statute, the articles of incorporation of Knight or any agreement to which Knight is a party or is bound, and have been offered, issued and sold by Knight in compliance with all applicable securities laws. Except for options to purchase 3,000,000 shares of Knight Common Stock under the Knight Stock Option Plan, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Knight any shares of Knight Capital Stock is authorized or outstanding; (ii) Knight has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of Knight Capital Stock any evidence of indebtedness or assets of Knight; and (iii) Knight has no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of Knight Capital Stock or any interest therein or to pay any dividend or any distribution in respect thereof. ITG acknowledges and agrees that Knight may issue additional shares of capital stock and/or other securities in Knight to non-affiliated third parties prior to the Closing Date.
     (b) Knight has no (and prior to the Closing will have no) subsidiaries and does not (and prior to the Closing, will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any entity.
     (c) As of the date of this Agreement, (i) no options have been granted pursuant to the Knight Stock Option Plan; and (ii) Knight will not issue any options pursuant to its plan before the Closing Date.
     4.7. Litigation. There is no Litigation of any nature pending or threatened against or involving Knight, its subsidiaries, or the transactions contemplated by this Agreement or any transactions contemplated hereby, nor does Knight have any reasonable basis to believe that there is any basis for any such Litigation.
     4.8. Compliance with Laws; Permits.
     (a) Knight has complied with each law, rule, regulation, judgment order and decree of any Governmental Authority to which Knight, or Knight’s business, operations, or assets is subject and is not currently in violation of any of the foregoing.
     (b) Knight owns, holds, possesses and lawfully uses in the operation of its business all permits which are in any manner necessary for Knight’s conduct of its business as now or previously conducted. Knight is not in default, nor has Knight received any notice of any claim of default, with respect to any such permits.
     4.9. Benefit Plans. As of the Closing, Knight will not maintain (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements; (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements.

     4.10. Contracts.
     (a) Knight may be a party to and subject to contracts, arrangements, agreements, licenses, leases, commitments, and instruments (collectively, the “Knight Contracts”) which are customary in its industry.
     (b) The Knight Contracts to which Knight is a party are in good standing and in full force and effect unamended and no material default or breach exists in respect of any of them on the part of the parties to them and no event has occurred which, after giving of notice or the lapse of time or both would constitute such a default or breach and which would have a material adverse effect on Knight. The foregoing includes all the presently outstanding Knight Contracts entered into by Knight in the course of carrying out its operations and all operations related thereto.
     4.11. Personnel. Upon request by ITG, Knight shall provide ITG a list of all current directors, officers, employees, independent contractors and consultants of Knight, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person. The employment of each of Knight’s employees is “at will.” Knight has no obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any of Knight’s employees under any agreement, plan or program as a result of the transactions set forth in this Agreement.
     4.12. Brokers or Finders; Professional Fees. Knight has no commitment to, and is not aware of any commitment to, any agent, broker, investment banker or other firm or person for any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
     4.13. Environmental Compliance.
     (a) Knight has complied and is in compliance with all Environmental Laws.
     (b) Knight has no liability, known or unknown, contingent or absolute, under any Environmental Law, and Knight is not responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or threatened Environmental Claims, and neither Knight nor any officer, director or stockholder of Knight has directly or indirectly received any notice of any Environmental Claim from any Governmental Authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such Environmental Claim.
     4.14. Financial Condition. Knight has delivered to ITG (i) financial statements prepared by the management of Knight (balance sheet, statement of operations, and statement of cash flows), for the period from inception until April 30, 2006 and (ii) the Description of Oil and Gas Properties, dated as of May 1, 2006 (collectively, the “Knight Financial Statements”). To Knight’s knowledge, the Knight Financial Statements fairly present in all material respects the financial condition of Knight as of the dates indicated

therein, subject to normal audit adjustments. In addition, between the date of this Agreement and the Closing Date, there will be no material deviations from the Knight Financial Statements.
     4.15. Representations Complete. None of the representations or warranties made by Knight herein or in any certificate or other instrument furnished by Knight pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain as of the Closing any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF KNIGHT STOCKHOLDERS
     The Knight Stockholders each severally, but not jointly, represent and warrant to ITG, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article V in the Schedules hereto, delivered herewith and dated as of the date hereof, as follows:
     5.1. Authority. Such Knight Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. This Agreement has been duly executed and delivered by such Knight Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Knight Stockholder.
     5.2. The Acquired Shares. Such Knight Stockholder holds of record and owns beneficially free and clear of all Encumbrances the number of shares of Knight Common Stock which they represent to the Knight Stockholder Representative in connection with this Agreement.
     5.3. Accredited. Such Knight Stockholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act of 1933.
ARTICLE VI
PRE-CLOSING COVENANTS
     6.1. Conduct of Business of ITG. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, ITG agrees (unless Knight shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with ITG’s past practices (and in any event when due), to pay or perform other obligations when due consistent with ITG’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to use its best efforts and institute all policies to preserve intact its present business organization. Except as expressly contemplated by this Agreement, ITG shall not, without the prior written consent of Knight, take, or agree in writing or otherwise to take, any of the following actions:
     (a) Cause or permit any amendments to its articles of incorporation or bylaws;
     (b) Except in connection with ITG’s execution of a two-for-one reverse stock split of its outstanding Common Stock in connection with this Agreement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of ITG Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;
     (c) Enter into any Contract, amend or otherwise modify or waive any of the terms of any of its Contracts;
     (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
     (e) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;
     (f) Incur any indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
     (g) Pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of all outstanding ITG Liabilities reflected in the ITG Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;
     (h) Make any capital expenditures, capital additions or capital improvements;
     (i) Adopt any employee benefit or stock purchase or option plan, or hire any new employee or any consultant, pay any special bonus or special remuneration to any employee, consultant or director, increase the salaries, wage rates or compensation of any employee or consultant;
     (j) Grant any severance or termination pay (i) to any director or officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in writing to Knight;
     (k) Commence a lawsuit other than (i) for the routine collection of bills; (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Knight prior to the filing of such a suit; or (iii) for a breach of this Agreement;
     (l) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;
     (m) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
     (n) Take or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (m) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.
     6.2. Notification.
     (a) ITG shall notify Knight, and Knight shall notify ITG, of any Litigation pending or, to its knowledge, threatened against ITG or Knight, as the case may be, which challenges the transactions contemplated hereby.
     (b) ITG shall provide prompt written notice to Knight of any change in any of the information contained in its representations and warranties made in Article III, or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which Knight may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Article III, as applicable, or any Exhibits or Schedules referred to herein or attached hereto.
     (c) Knight will provide prompt written notice to ITG of any change in any of the information contained in its representations and warranties made in Article IV, or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which ITG may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Article IV, as applicable, or any Exhibits or Schedules referred to herein or attached hereto.
     6.3. Legal Requirements. ITG and Knight will, and will cause their respective representatives (if any) to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with any Governmental Authority or other person or entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement. ITG shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the ITG Common Stock in connection with the Exchange. Knight shall use its best efforts to assist ITG as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of ITG Common Stock.
     6.4. Acquisition Proposals. From and after the date of this Agreement, ITG will not, and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by ITG to (i) seek or solicit, or engage anyone to seek or solicit, other suitors for a merger or purchase of itself; (ii) negotiate with other persons for the merger or purchase of itself; (iii) make available to other potential suitors information concerning itself; and (iv) disclose any information or otherwise fail to maintain confidentiality about the transactions contemplated by this Agreement except to the extent that disclosure is required by applicable law, is made to its advisors on a “need to know” basis or is mutually agreed upon by the parties pursuant to Section 6.6 of this Agreement.
     6.5. Further Assurances. ITG and Knight each agrees to take such further actions and execute such other documents as may be reasonably required to fulfill the conditions to Closing and, after Closing, to fully effect the transactions contemplated hereby and further secure to each party the rights intended to be conferred hereby and the other agreements ancillary to the transactions contemplated hereby.
     6.6. Publicity Releases. ITG and Knight agree that any pre-Exchange publicity releases or press releases concerning the transactions described herein may only be made if both Knight and ITG mutually agree to such releases in writing, provided that ITG will not be restrained from satisfying its obligations under any applicable federal or state securities laws to which it is subject.
ARTICLE VII
CONDITIONS TO CLOSING
     The obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:
     7.1. Conditions to Obligations of Knight and the Knight Stockholders.
     (a) The representations and warranties of ITG shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date.

     (b) ITG shall have performed and complied with each agreement, covenant and obligation required by it pursuant to this Agreement to be so performed or complied with by ITG at or before the Closing.
     (c) ITG shall have delivered to Knight a certificate, dated the Closing Date and executed by ITG’s President, certifying as to the fulfillment of all the conditions specified in this Section 7.1.
     (d) The Secretary of ITG shall have delivered to Knight at the Closing a certificate stating that all board of directors and stockholder approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the articles of incorporation and bylaws (as amended through the Closing), certified by such Secretary as the true and correct copies thereof as of the Closing and (ii) a copy of the resolutions of the board of directors and stockholders of ITG, evidencing the approval of this Agreement and the transactions contemplated hereby.
     (e) The receipt by Knight, in a form acceptable to Knight, of any and all consents, approvals or waivers, if necessary, required from third parties or others relating to this Agreement or any of the other transactions contemplated hereby.
     (f) No claim, action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.
     (g) All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.
     (h) There shall be no deviations from the ITG Financial Statements delivered to Knight which would have a material adverse effect on ITG or any of its operations.
     (i) ITG will have paid in full all of its obligations, commitments, liabilities and contingent liabilities.
     (j) ITG will not own part or all of the operating businesses.
     (k) ITG shall have obtained stockholder approval (i) to conduct a two-for-one reverse stock split as specified by Knight; (ii) to approve a new name for ITG, as designated by Knight, to be effective upon consummation of the Exchange; (iii) to increase authorized capital of ITG to 100 million shares of common stock and twenty million shares of preferred stock; and (iv) of such other matters as are reasonably and timely requested by Knight.
     (l) Pursuant to the two-for-one reverse stock split executed by ITG in connection with this Agreement, there will be no more than 3,012,500 shares of ITG Common Stock and no shares ITG of preferred stock or any other security outstanding.

     (m) Immediately following the Exchange, the holders of Acquired Shares shall own at least 80% of the shares of ITG’s Common Stock.
     (n) At the Closing Date, the election of directors designated by Knight to the Board of Directors of ITG and the submission of the written resignations of all other directors and officers of ITG and any subsidiary of ITG.
     (o) The determination by Knight, in it sole and absolute discretion, that the books and records of ITG can be audited in accordance with GAAP.
     7.2. Conditions to Obligations of ITG.
     (a) The representations and warranties of Knight contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need to be true and correct only as of the specified date).
     (b) Knight shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Knight at or before the Closing.
     (c) The receipt by ITG, in a form acceptable to ITG, of any and all consents, approvals or waivers, if necessary, required from third parties or others relating to this Agreement or any of the other transactions contemplated hereby.
     (d) No claim, action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.
     (e) All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.
     (f) Knight shall have delivered to ITG a certificate, dated the Closing Date and executed by Knight’s President or any Vice President, as applicable, certifying as to the fulfillment of all the conditions specified in this Section 7.2.
     (g) The Secretary of Knight shall have delivered to ITG at the Closing a certificate stating that all board of director approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attached thereto: (i) a copy of the articles of incorporation and bylaws (as amended through the Closing), certified by such Secretary as the true and correct copies thereof as of the Closing and (ii) a copy of the resolutions of the board of directors of such entity, evidencing the approval of this Agreement and the transactions contemplated hereby.

     (h) Knight shall deliver to ITG financial statements, prepared in accordance with GAAP and applicable regulations of the SEC, required to be filed as an exhibit to the Form 8-K described in Section 8.1 hereto.
     (i) There shall be no material deviations as of the Closing Date from the Knight Financial Statements delivered to ITG.
     (j) Knight shall affirm that as of the Closing Date, there have been no options granted pursuant to the Knight Stock Option Plan.
ARTICLE VIII
POST-CLOSING COVENANTS
     8.1. Securities Filings. ITG and Knight agree that a press release will be made at the time of signing this Agreement and a Form 8-K will be filed within four business days after the date of signing this Agreement. The post-Exchange ITG shall be responsible for the preparation and filing of a Form 8-K with the SEC disclosing the Exchange and attaching all required exhibits and financial statements, shall be responsible for filing audited financial statements in a separate Form 8-K, and shall be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a Governmental Authority as a result of the transactions contemplated in this Agreement.
     The Parties, as well as their respective officers and directors as of the date of this Letter, will cooperate in preparing the Form 8-K.
ARTICLE IX
INDEMNIFICATION
     9.1. Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of ITG or Knight (whether or not exercised) to investigate the affairs of ITG or Knight or a waiver by ITG or Knight of any condition to Closing set forth in this Agreement, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated pursuant to Article X, all of the representations, warranties, covenants and agreements of Knight and ITG contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Exchange.
     9.2. Indemnification by Knight. Subject to the other provisions of this Article IX, Knight shall indemnify, defend and hold harmless ITG from and against any and all costs, expenses, losses, damages and liabilities (including attorneys’ fees and expenses) suffered by ITG to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against ITG by a third party) alleged to result from, arise out of or have been incurred with respect to (i) any breach of or inaccuracy of any representation or warranty of Knight, as of the date made or as of the Closing Date contained in this Agreement; or (ii) any breach of any covenant of Knight contained in this Agreement.

     9.3. Indemnification by ITG. Subject to the other provisions of this Article IX, ITG and any ITG stockholder owning five percent or more of ITG’s Common Stock shall indemnify, defend and hold harmless Knight and the Knight Stockholders from and against any and all costs, expenses, losses, damages and liabilities (including attorneys’ fees and expenses) suffered by Knight or the Knight Stockholders to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against either Knight or the Knight Stockholders by a third party) alleged to result from, arise out of or have been incurred with respect to, (a) any breach of or inaccuracy in any representation or warranty of ITG as of the date made or as of the Closing Date contained in this Agreement; (b) any breach of any covenant of ITG contained in this Agreement; (c) any liabilities of ITG of any nature which remain outstanding after the Closing Date, whatsoever arising out of, relating to or in connection with any occurrence, event, incident, action, failure to act or transaction, whether known or unknown, fixed or otherwise, and including, but not limited to, liabilities arising out of, relating to or in connection with (i) Litigation, (ii) Environmental Claims or (iii) acts or omissions of ITG or any of ITG’s employees or agents prior to Closing; and (5) any Taxes of any kind of ITG.
     9.4. Indemnification Procedure.
     (a) Notice to the indemnifying party shall be given promptly after receipt by any indemnified party of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. In the event that the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.
     (b) With respect to actions as to which the indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall be obligated to pay the reasonable attorneys’ fees and expenses of the party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections 9.2 or 9.3, as such expenses are incurred.
     (c) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control. No indemnified party shall settle any action or proceeding without the written consent of the indemnifying party, and no indemnifying party shall settle any action or proceeding unless the indemnified party is unconditionally released without any liability.
     (d) After the Closing Date, in the event that ITG is required to indemnify a party pursuant to Section 9.3, ITG’s indemnity obligation shall be solely effected by an issuance of shares of ITG Common Stock issuable to the Knight Stockholders in the amount of such indemnity obligation (the share value of each share of ITG Common Stock shall be equal to the last sale price of a share of ITG Common Stock on the trading day immediately preceding the date ITG’s indemnity obligation is due and payable).
     (e) After the Closing Date, in the event that Knight is required to indemnify ITG pursuant to Section 9.2, Knight’s indemnity obligation shall be solely effected by an issuance of shares of ITG Common Stock issuable to the stockholders of ITG that held shares of ITG Common Stock immediately prior to the Closing Date, in the amount of such indemnity obligation (the share value of each share of ITG Common Stock shall be equal to the last sale price of a share of ITG Common Stock on the trading day immediately preceding the date Knight’s indemnity obligation is due and payable).
     9.5. Limitation on Indemnity. No party shall seek, or be entitled to, indemnification from any party pursuant to this Article IX to the extent the aggregate claims made on such indemnifying party exceed an amount equal to $5,000,000.
ARTICLE X
TERMINATION
     10.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated as follows in clauses (a) through (d) below at any time prior to the Closing, if the party seeking to terminate is not then in material default or breach of this Agreement:
          (a) By the written consent of the Parties;
          (b) By either ITG or Knight if there shall have been entered a final, non-appealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;
          (c) By either ITG or Knight if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained, and such breach is not cured within fifteen (15) days of the date of notice of such default served by the party claiming such material default, provided that such terminating party is not also in material breach of this Agreement at the time notice of termination is delivered;
          (d) By either ITG or Knight, with written notice to the other party, if the Closing shall not have occurred on or before December 31, 2006 (or such later date as may be mutually agreed to in writing by ITG and Knight), unless the failure of such occurrence shall be due solely to the failure of the party seeking to terminate this

Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before Closing.
     10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto except for the obligations of the parties hereto contained in this Section 10.2 and in Sections 2.8, 11.1, and 11.14. In no event shall termination of this Agreement relieve any party of any liability for breaches of this Agreement prior to the date of termination.
ARTICLE XI
GENERAL PROVISIONS
     11.1. Expenses. Regardless of whether the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
     11.2. Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing between and among ITG, Knight, and the Knight Stockholder Representative on behalf of the Knight Stockholders.
     11.3. Waiver. Any term or provision of this Agreement may be waived in writing at any time by any Party, or in the case of the Knight Stockholders, by the Knight Stockholder Representative, provided that such waiver relates to a benefit solely to the waiving party under this Agreement. Any waiver effected pursuant to this Section 11.3 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that either party may have against the other.
     11.4. Cumulative Remedies. The rights and remedies under this Agreement are cumulative and not exclusive of any other rights, remedies, powers and privileges that may be available under this Agreement or otherwise.
     11.5. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or two (2) days following timely deposit with a reputable international overnight courier with express delivery instructions at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other party pursuant to these provisions.

If to Knight:
Knight Energy Corporation
400 Hampton View Court
Alpharetta, GA 30004
Fax: (770) 777-6799
Attention: William J. Bosso
with copy to:
c/o Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
Fax: (303) 894-9239
Attention: Alan Talesnick
If to the Knight Stockholders:
William J. Bosso
c/o Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
Fax: (303) 894-9239
Attention: Alan Talesnick
If to ITG:
Integrated Technology Group, Inc.
5106 Village View #7
Missoula, Montana 59803
Telephone: 406-531-9335
Attention: John Lund
with copy to:
James N. Barber, Esq.
Suite 100, Chase Tower
50 West Broadway
Salt Lake City, UT 84101
Telephone: 801-364-6500
Fax: 801-532-0141
E-mail: barber.jn@comcast.net
     11.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     11.7. Governing Law. This agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.
     11.8. Entire Agreement. The terms of this Agreement (including the Exhibits and Schedules hereto) and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.
     11.9. No Third-Party Rights. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.
     11.10. Titles and Headings. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
     11.11. Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned (including by operation of law) by any of the Parties without the prior written consent of the other parties, and any attempted assignment without consent shall be void.
     11.12. Successors and Assigns. Subject to Section 11.11, this Agreement and the provisions hereof shall be binding upon each of the parties, and their permitted successors and assigns.
     11.13. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     11.14. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     11.15. Certain Interpretive Matters and Definition.
     (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it; (iii) “or” is disjunctive but not necessarily exclusive; (iv) words in the singular include the plural and vice versa; (v) the terms “subsidiary,” “affiliate” and “associate” have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Exchange Act; (vi) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP; and (vii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America.
     (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
[Signature Pages Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

KNIGHT ENERGY CORPORATION	INTEGRATED TECHNOLOGY GROUP, INC.

Print Name: William J. Bosso	Print Name: John Lund
Title:	Title:

KNIGHT STOCKHOLDER REPRESENTATIVE

Print Name: William J. Bosso
Title:

William J. Bosso

Bruce A. Hall

Harrysen Mittler

Matthew Henninger

Hartmutt Thome

Eckard Kirsch

Nortia Capital Partners, Inc.

, President